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                                                                    EXHIBIT 5.20

                              CONSULTING CONTRACT

                                     AMONG

                        M. A. LEVY & ASSOC. ("MAL") AND
                          PCSUPPORT.COM, INC. ("PCS")

Whereas:

PCS wishes to engage MAL in a consulting assignment for the period August 1, 1999 to January 31, 1999.

Therefore:

This agreement establishes the components of the Consulting Assignment between PCS and MAL.

1.   Terms of Reference:      To advance and enhance the understanding of the
                              business plan of PCS within the financial community in general and specifically to the contacts and acquaintances of MAL.

2.   Start Date:              01 August 1999.

3.   Completion Date:         31 January 2000.

4.   Compensation schedule:   $2500 per month

5.   Payment Schedule:        Last day of each month.

6.   Base Options.            PCS will award MAL 25,000 options priced at $1.00.

     6.1  Vesting:            All options will vest at the rate of 4167 options
                              on the last day of each month over the 6 month term of the contract. If MAL's consulting contract ceases, then all unvested Base Options will be immediately cancelled.

     6.2  Term:               The term of the Base Options will be 3 years.
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7.   Termination:             This consulting contract can be terminated at any
                              time after November 1, 1999 by either party with 30 days notice.


AGREED:



For PCS:        /s/ Mike McLean
          --------------------------------
                Mike McLean, President


For MAL         /s/ Maurice Levy
          ------------------------------
                Maurice Levy

Date:           8/6/99
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